Exhibit 99.1

PRESS RELEASE August 8, 2011	Investor Relations Contact: Brandi Floberg The Piacente Group, Inc. 212-481-2050 ir@arrowres.com

ARROWHEAD REPORTS FISCAL 2011 THIRD QUARTER FINANCIAL RESULTS

Calando Completes Phase 1 Trial; Initiates Phase 1b

PASADENA, Calif. – August 8, 2011 – Arrowhead Research Corporation (NASDAQ: ARWR), a nanomedicine company with development programs in oncology, obesity, and regenerative medicine, today announced financial results for its fiscal 2011 third quarter ended June 30, 2011.

“In recent months our focus has been on advancing the platform technologies of Calando Pharmaceuticals and Ablaris Therapeutics into the clinic. These innovative nanotechnologies have created drug candidates addressing high unmet clinical needs in cancer and obesity,” said Christopher Anzalone, Chief Executive Officer of Arrowhead. “We are pleased to announce that we have completed enrollment for the Calando Phase 1 trial, marking a significant milestone for us. Consistent with our previously reported interim data from the trial, we have a system that is well tolerated in humans, has the ability to shuttle siRNA into target cells to silence disease-related genes, and can potentially be used to create a virtually limitless number of customized RNAi-based therapies. As I have said in the past, we firmly believe that our RONDEL™ delivery system is capable of solving the primary challenge of RNAi today: safe and effective systemic siRNA delivery.

“While we have met our goals for Phase 1 and believe our data are strong, we will expand into a short Phase 1b study because we may be able to increase the therapeutic window for CALAA-01 even further by simply changing the dosing schedule. We believe that the dose-limiting effects we began to see in the Phase 1 trial may not have been related to the RONDEL system, but rather to the naked siRNA inside. This has enormous implications for future clinical candidates because we can eliminate responses associated with naked siRNA using established chemical modifications and thereby likely substantially expand the therapeutic window. This is important for CALAA-01 as well because we believe that pre-treating patients with an initial desensitizing lower dose of CALAA-01 will enable us to increase beyond the maximum tolerated dose we established in the Phase 1 trial. What is important to us is that RONDEL has been shown to be safe and effective and that we still may have room to increase the dose. We are confident that additional data that further demonstrates the safety profile of CALAA-01 and RONDEL will add to the value of our RNAi clinical assets. We are continuing to explore third party collaborations and believe that data from the Phase 1b study will be helpful, but not necessary, to initiating partnerships.”

Dr. Anzalone continued, “Our development program within Ablaris remains on track to bring its first anti-obesity compound into the clinic by the end of the year. During the third quarter, MD Anderson commenced studies that the FDA indicated were necessary to begin clinical trials. We are excited about the potential for this drug candidate and its addressable market, and we remind investors that the Phase 1 trial will be conducted at no additional direct cost to Arrowhead.

“Heading into our fiscal fourth quarter, Arrowhead is focused on obtaining additional data for the Calando trial and partnering this program, as well advancing the Ablaris and Nanotope platforms. We believe that nanomedicine is going to transform the pharmaceutical and biotech industries, and we are confident that Arrowhead is at the forefront of that movement. We have a number of programs with attractive addressable market opportunities that are based on world-class technology, putting us in a strong position for growth,” concluded Dr. Anzalone.

THIRD QUARTER FISCAL 2011 AND RECENT COMPANY HIGHLIGHTS

•	Business highlights:

•

Expanded Calando Scientific Advisory Board with the appointment of Timothy J. Triche, M.D., Ph.D. to guide future development of CALAA-01, contribute to partnering activities, initiate new clinical candidates, and expand the RONDELdelivery system.

•	Presented updates on RNAi research at two nanomedicine-focused events in London.

•	Received notification from the NASDAQ Stock Market providing for an additional 180-day grace period, until December 5, 2011, to regain compliance with NASDAQ’s $1.00 minimum bid requirement.

SELECTED FINANCIAL RESULTS

No revenue was recorded for the three months ended June 30, 2011 and 2010.

Total operating expenses for the quarter ended June 30, 2011 were $1.8 million, compared with $1.4 million for the quarter ended June 30, 2010. The increase in operating expenses was primarily due to increased outside lab services and contract services to support enrollment in Calando’s clinical trial and increased costs related to foreign patent filings and attorney fees associated with Calando’s intellectual property portfolio.

Loss from continuing operations attributable to Arrowhead for the fiscal 2011 third quarter was $1.9 million, or ($0.03) per share, compared with income of $84 thousand, or $0.00 per share in the comparable period in fiscal 2010.

Total net loss attributable to Arrowhead for the quarter ended June 30, 2011, which includes discontinued operations, was $1.8 million, or ($0.03) per share based on 71.8 million weighted average shares outstanding. This compares with a total net loss attributable to Arrowhead of $371 thousand, or ($0.01) per share based on 64.6 million weighted average shares outstanding, for the quarter ended June 30, 2010.

CONFERENCE CALL

Management will host a conference call today, Monday, August 8, 2011 at 4:30 p.m. Eastern time (1:30 p.m. Pacific time). To participate in the conference call, please dial 1-800-860-2442 (toll free from the U.S. and Canada), or 412-858-4600 (for international callers). Investors may also access a live audio webcast of this conference call on the Company's website at www.arrowheadresearch.com.

A replay of the webcast will be available approximately two hours after the conclusion of the call. The webcast archive will remain available for 90 days. An audio replay will also be available approximately two hours after the conclusion of the call and will be made available until Monday, August 15, 2011. The audio replay can be accessed by dialing 877-344-7529 (toll free from the U.S. and Canada), or 412-317-0088 (for international callers) and entering passcode 10002293.

ABOUT ARROWHEAD RESEARCH CORPORATION

Arrowhead Research Corporation (NASDAQ: ARWR) is a nanomedicine company developing innovative therapies at the interface of biology and nanoengineering to cure disease and improve human health. Arrowhead addresses its target markets through focused subsidiaries, which include: Calando Pharmaceuticals, a leader in delivering small RNAs for gene silencing; Ablaris Therapeutics, an anti-obesity therapeutics company; and Nanotope, a regenerative medicine company.

For more information please visit http://www.arrowheadresearch.com. To be added to the Company’s email list to receive news directly, please send an email to ir@arrowres.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act:

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the future success of our scientific studies, our ability to successfully develop drug candidates, the timing for starting and completing clinical trials, rapid technological change in our markets, and the enforcement of our intellectual property rights. Arrowhead Research Corporation's most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q discuss some of the important risk factors that may affect our business, results of operations and financial condition. We assume no obligation to update or revise forward-looking statements to reflect new events or circumstances.

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